Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our reviewed financial statements of Alphine Auto Brokers Inc. as of March 31, 2023 which is unaudited, and to all references to our firm included in this Registration Statement.

Shandong Haoxin CPA Co., Ltd.

Certified Public Accountants

Weifang, People’s Republic of China

July 5, 2023